UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

KCG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, KCG Holdings, Inc. (“KCG” or the “Company”) entered into a separation agreement with George Sohos, KCG’s former Global Head of Client Market Making, outlining the payments and benefits due to Mr. Sohos in connection with his resignation, which was effective as of March 2, 2015, as disclosed in a Current Report on Form 8-K filed on that date. Under the separation agreement, during the period commencing on March 2, 2015 and ending on September 30, 2015 (the “Garden Leave Period”), Mr. Sohos will generally keep the Company informed of his whereabouts so that he may be contacted if needed to perform duties reasonably requested by the Company. During the Garden Leave Period, Mr. Sohos will, subject to compliance with non-competition covenants, continue to receive base salary payments at the rate in effect prior to his resignation and will also remain eligible to participate in KCG’s benefits program on such terms as in effect prior to his resignation. Consistent with the terms of Mr. Sohos’s prior employment agreement with KCG, the separation agreement provides for, among other things, subject to Mr. Sohos’s compliance with non-competition and non-solicitation covenants during the Garden Leave Period, (1) continued vesting in the restricted stock units and stock options held by Mr. Sohos at the time of his resignation as if his employment with the Company had continued through the Garden Leave Period and (2) non-competition and non-solicitation payments in respect of a seven-month non-competition and 18-month non-solicitation covenants.

The foregoing summary is qualified in its entirety by the Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

As described in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders (the “Proxy Statement”), filed on the date hereof, for the reasons set forth in the Proxy Statement, the Company’s Board of Directors (the “Board”) is recommending that the Company’s stockholders vote in favor of amending the KCG Holdings, Inc. Amended and Restated Equity Incentive Plan to remove a legacy provision requiring that a certain percentage of awards be subject to minimum vesting standards (as amended the “Amended 2015 Plan”). As described in further detail in the Proxy Statement, upon receiving stockholder approval of the Amended 2015 Plan, the Company anticipates that future equity awards granted as a component of annual incentive compensation (the “Annual Equity Awards”) will provide for continued vesting following a grantee’s voluntary resignation of employment, subject to ongoing compliance with non-competition and non-solicitation requirements through the duration of the vesting period. The Board of Directors believes the proposed amendment will protect the Company’s business interests by encouraging ongoing compliance with non-competition and non-solicitation requirements for an extended period of time, align the treatment of Annual Equity Awards granted to members of the Company’s management committee (which already have the continued vesting provision) with those awards granted to other eligible employees and going forward, allow the Company to recognize the expense of any Annual Equity Award in the performance period to which the award relates.

In addition, subject to receiving stockholder approval of the Amended 2015 Plan, the Compensation Committee of the Board (the “Compensation Committee”) will be permitted, and fully intends, on taking action to amend the restricted stock units (“RSUs”) granted by Knight Capital Holdings, Inc., a predecessor of the Company, to its employees in January 2013 (for the 2012 performance year), as well as the RSUs granted by the Company to employees in February 2014 (for the 2013 performance year) and February 2015 (for the 2014 performance year) to include the continued vesting provision described above. If the amendment is approved and the Compensation Committee takes the expected action to extend the continued vesting provision of the Amended 2015 Plan to Annual Equity Awards outstanding on the date hereof, the remaining expense associated with these previously issued awards will be accelerated and recognized in full in the second quarter of 2015, when the Company expects the amendment to be effective and the Compensation Committee to take the required actions. The Company estimates that the total charge associated with this acceleration of expense will be between $27 and $30 million, which would result in a diluted earnings per share impact ranging from approximately $0.14 to $0.16 (based on the number of shares outstanding as of April 1, 2015).

For more information about the Amended 2015 Plan, see the definitive Proxy Statement on Schedule 14A, filed by the Company on the date hereof.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated March 30, 2015, by and between KCG Holdings, Inc. and George Sohos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCG Holdings, Inc.

(Registrant)

Date: April 2, 2015	By:	/s/ John McCarthy
	Name:	John McCarthy

	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement dated March 30, 2015, by and between KCG Holdings, Inc. and George Sohos.